Exhibit 5.1

December 14, 2017

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Re:	Registration Statement on Form S-3 of The Charles Schwab Corporation

Ladies and Gentlemen:

This letter is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by The Charles Schwab Corporation, a Delaware corporation (the “Company”), on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This letter is being filed as Exhibit 5.1 to the Registration Statement.

The Prospectus describes the proposed issuance and sale by the Company of:

(a)    senior debt securities (the “Senior Debt Securities”) to be issued in one or more series under the Senior Indenture, dated June 5, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., filed as Exhibit 4.14 to the Registration Statement (the “Senior Indenture”);

(b)    subordinated debt securities (the “Subordinated Debt Securities”) to be issued in one or more series under a Subordinated Indenture in substantially the form attached as Exhibit 4.24 to the Company’s Registration Statement on Form S-3 (registration number 333-200939) and incorporated by reference into the Registration Statement as Exhibit 4.23 (the “Subordinated Indenture”) to be dated on or about the date of the first issuance of Subordinated Debt Securities thereunder;

(c)    shares of preferred stock of the Company, par value $.01 per share (the “Preferred Stock”), to be issued in one or more series, and fractional shares of Preferred Stock (the “Depositary Shares”) evidenced by depositary receipts (the “Depositary Receipts”);

(d)    shares of common stock of the Company, par value $.01 per share (the “Common Stock”);

The Charles Schwab Corporation

December 14, 2017

(e)    contracts to purchase or sell shares of Common Stock, Preferred Stock, Depositary Shares or other Securities (as defined below) at a future date or dates (the “Purchase Contracts”);

(f)    warrants to purchase Debt Securities, Common Stock, Preferred Stock, Depositary Shares, other Securities, or securities of third parties, or any combination of the same (the “Warrants”); and

(g)    units consisting of two or more Securities, and which may include debt obligations of third parties, such as U.S. Treasury securities (the “Units”).

The Senior Debt Securities and the Subordinated Debt Securities are collectively referred to herein as the “Debt Securities.” The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the “Indentures.” The Prospectus contemplates that, in connection with each such offering, the Prospectus will be supplemented by one or more supplements (each, a “Prospectus Supplement”). The Debt Securities, Preferred Stock, Depositary Shares, Depositary Receipts, Common Stock, Purchase Contracts, Warrants and Units are collectively referred to herein as the “Securities.”

In connection with this opinion, we have reviewed the following documents:

(1)	The Registration Statement, in the form filed with the Commission on the date hereof;

(2)	The Prospectus, in the form filed with the Commission on the date hereof;

(3)	The Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 7, 2001, as amended by the Certificate of Designations of Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A filed with the Secretary of State of the State of Delaware on January 24, 2012, by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B filed with the Secretary of State of the State of Delaware on May 31, 2012, by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series C filed with the Secretary of State of the State of Delaware on July 30, 2015, by the Certificate of Designations of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D filed with the Secretary of State of the State of Delaware on March 3, 2016, by the Certificate of Designations of 4.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E filed with the Secretary of State of the State of Delaware on October 28, 2016, and by the Certificate of Designations of 5.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F filed with the Secretary of State of the State of Delaware on October 30, 2017 (collectively, the “Charter”);

The Charles Schwab Corporation

December 14, 2017

(4)	The Company’s Fourth Restated Bylaws dated December 12, 2007, as amended on July 28, 2009 and January 27, 2010, as certified by an officer of the Company (the “Bylaws”);

(5)	The Senior Indenture and Subordinated Indenture;

(6)	Resolutions of the Board of Directors of the Company adopted on December 14, 2017;

(7)	A specimen certificate of the Common Stock provided to us by one or more officers of the Company;

(8)	One or more certificates of one or more public officials; and

(9)	One or more certificates of one or more officers of the Company.

In rendering the opinions set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review are accurate and complete.

We have further assumed that each agreement referred to herein has been duly authorized by, and constitutes the valid and binding obligation of, each party thereto (other than the Company), enforceable against each party thereto (other than the Company) in accordance with its terms, that each party thereto (other than the Company) is duly qualified to engage in the transactions contemplated by such agreement enumerated above and has the requisite power and authority to perform its obligations thereunder, and that each person or entity that has any right to enforce any such agreement has filed any tax returns and paid any taxes required under the laws of the State of California. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the enumerated documents referred to above in this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption.

In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting these laws) and those laws, statutes, rules and regulations of the State of California (exclusive of municipal and other local laws) presently in effect that, in our experience, are normally applicable to transactions of the type contemplated by the documents enumerated above, and we express no

The Charles Schwab Corporation

December 14, 2017

opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

In rendering the opinions set forth below, we have assumed (i) that the terms of the Securities, and that the issuance and sale of the Securities, (A) have been duly authorized by all necessary corporate action on the part of the Company, (B) do not violate applicable law or the certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company, and (C) comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) that the Securities are issued and sold in compliance with applicable law against payment of the purchase price therefor in accordance with the Registration Statement, the Prospectus, the related Prospectus Supplement, and a duly authorized, executed and delivered purchase, underwriting, option, convertible security or similar agreement or instrument, as applicable; and (iii) that the Registration Statement is effective under the Act.

Based upon the foregoing and subject to the additional qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.    With respect to the Debt Securities (and assuming, without expressing any opinion with respect thereto, that: (i) the applicable Indenture has been duly authorized, executed and delivered by the parties thereto, (ii) the applicable Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the terms of the Debt Securities have been established in conformity with the applicable Indenture, and (iv) the Debt Securities have been duly completed, executed, authenticated and delivered, and are issued and sold, in accordance with the applicable Indenture), the Debt Securities will constitute binding obligations of the Company, except as the binding nature of the same may be limited by one or more of the Stated Exceptions (as defined below).

2.    With respect to the Preferred Stock (and assuming, without expressing any opinion with respect thereto, that: (i) a certificate of designation with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, (ii) the certificates for the Preferred Stock have been established in conformity with applicable law, (iii) a sufficient number of shares of Preferred Stock is authorized and reserved for issuance, (iv) the Preferred Stock is issued for proper and sufficient consideration (including without limitation consideration that is not less than the par value of the Preferred Stock), and (v) the certificates for the Preferred Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof), the Preferred Stock will be validly issued, fully paid and nonassessable.

3.    With respect to the Depositary Shares and the Depositary Receipts (and assuming, without expressing any opinion with respect thereto, that: (i) the applicable depositary agreement has been duly authorized, executed and delivered by the parties thereto, (ii) the terms of the Depositary Receipts have been established in conformity with the depositary agreement,

The Charles Schwab Corporation

December 14, 2017

(iii) the Preferred Stock represented by the Depositary Shares has been duly authorized and validly issued and the certificates therefor have been duly delivered to the depositary, (iv) the Depositary Receipts are duly issued against deposit of such Preferred Stock in accordance with the depositary agreement and (v) the Depositary Receipts have been duly completed, executed, authenticated, delivered and countersigned, and are issued and sold, in accordance with the depositary agreement), the Depositary Receipts will be validly issued and will entitle the holders thereof to the rights specified therein and in the depositary agreement, except as such rights may be limited by one or more of the Stated Exceptions.

4.    With respect to the Common Stock (and assuming, without expressing any opinion with respect thereto, that: (i) a sufficient number of shares of Common Stock is authorized and reserved for issuance, (ii) the Common Stock is issued for proper and sufficient consideration (including without limitation consideration that is not less than the par value of the Common Stock), and (iii) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof), the Common Stock will be validly issued, fully paid and nonassessable.

5.    With respect to the Warrants (and assuming, without expressing any opinion with respect thereto, that: (i) the applicable warrant agreement has been duly authorized, executed and delivered by the parties thereto, (ii) the terms of the Warrants have been established in conformity with the warrant agreement, and (iii) the Warrants have been duly completed, executed, authenticated and delivered, and are issued and sold, in accordance with the warrant agreement), the Warrants will constitute binding obligations of the Company, except as the binding nature of the same may be limited by one or more of the Stated Exceptions.

6.    With respect to the Units and Purchase Contracts (and assuming, without expressing any opinion with respect thereto, (i) the applicable unit agreement or other governing agreement has been duly authorized, executed and delivered by the parties thereto, (ii) the terms of the Units or Purchase Contracts have been established in conformity with the applicable unit agreement or other governing agreement, and (iii) the Units or Purchase Contracts have been duly completed, executed, authenticated and delivered, and are issued and sold, in accordance with the applicable unit agreement or other governing agreement), the Units or Purchase Contracts will constitute binding obligations of the Company, except as the binding nature of the same may be limited by one or more of the Stated Exceptions.

In addition to the qualifications, limitations and exceptions set forth elsewhere in this letter, our opinions in paragraphs 1, 3, 5 and 6 above are subject to and qualified by the effects of each of the following (collectively, the “Stated Exceptions”): (i) applicable federal or state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, and other laws or court decisions relating to or affecting the rights of creditors; (ii) equitable principles of general applicability (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination, and the possible unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law or whether codified by statute; (iii) California judicial decisions

The Charles Schwab Corporation

December 14, 2017

which have held that certain provisions, including without limitation those providing for the acceleration of indebtedness upon the occurrence of specified events, are unenforceable under circumstances where it cannot be demonstrated that the enforcement of such provisions (A) is reasonably necessary for the protection of the party seeking enforcement, (B) has been undertaken in good faith under the circumstances then existing, and (C) is commercially reasonable; (iv) limitations on the enforceability of indemnification, release, contribution, exculpatory or nonliability provisions under federal or state securities laws, under Sections 1542, 1543 and 2772-78 of the California Civil Code, and under any other applicable statute or court decisions, including, without limitation, the effect of California statutes and cases applying such statutes which have denied enforcement of indemnification agreements against the indemnitee’s negligence, wrongdoing or violation of law; (v) the potential to vary the provisions of an unambiguous agreement on the basis of parol evidence; (vi) the unenforceability, under certain circumstances, of provisions which provide for penalties, liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, prepayment charges, late charges, additional interest in the event of a default or fees or costs related to such charges; (vii) the unenforceability, under certain circumstances, of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy; (viii) the unenforceability of provisions prohibiting waivers that are not in writing to the extent that Section 1698 of the California Civil Code (or similar provisions of other applicable laws) permits oral modifications that have been performed; (ix) the unenforceability, under certain circumstances, of provisions which purport to appoint a party as attorney-in-fact or agent for an adverse party; (x) the unenforceability, under certain circumstances, of provisions which purport to govern forum selection, venue, personal jurisdiction or subject matter jurisdiction; (xi) the unenforceability, under certain circumstances, of provisions that contain prospective waivers of (A) vaguely or broadly stated rights, (B) unknown future rights, (C) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly permits such waiver, (D) unknown future defenses, (E) rights to damages and (F) the right to a trial by jury; (xii) the effect of Section 1717, et seq. of the California Civil Code and judicial decisions thereunder on provisions which purport to require the award of attorneys’ fees, expenses or costs; (xiii) the unenforceability, under certain circumstances, of arbitration or other alternative dispute resolution provisions; (xiv) the effect of Division 3, Part 4, Title 13 of the California Civil Code on suretyship and guarantee provisions, including without limitation the effect of Section 2815 of the California Civil Code, which provides that a continuing guaranty may be revoked at any time by the guarantor, in respect of future transactions, unless there is a continuing consideration as to such transactions which he does not renounce; and (xv) the effect of Section 1 of Article XV of the Constitution of the State of California relating to rates of interest upon the loan of money, and related California laws, statutes, ordinances, rules, regulations, decisions and administrative interpretations, commonly referred to collectively as “usury laws.”

Notwithstanding anything in this letter to the contrary, the opinions set forth above are given only as of the date hereof. We disclaim any obligation to update any of the opinions

The Charles Schwab Corporation

December 14, 2017

rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

The opinions set forth above are expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. We consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name therein and in the related Prospectus under the caption “Validity of Securities”, and to the discussion of this opinion under such caption. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP